Exhibit 99.1

MAGNUM HUNTER RESOURCES

ANNOUNCES REDEMPTION OF OUTSTANDING $15 MILLION

SERIES “B” REDEEMABLE CONVERTIBLE PREFERRED STOCK

 FOR IMMEDIATE RELEASE - Houston, TX– (Market Wire) – June 8, 2010 – Magnum Hunter Resources Corporation (NYSE Amex: “MHR” and “MHR-PC”) (“Magnum Hunter”, or the “Company") announced today that the Company has completed the redemption of 4,000,000 shares of the Company’s Series “B” Redeemable Convertible Preferred Stock (the “Series “B” Preferred Stock”) in the aggregate amount of $15 million. The redemption was pursuant to the terms of the Series “B” Convertible Preferred Stock Agreement and Certificate of Designation, whereby the Company had the right to redeem all of the then outstanding shares of the Series “B” Preferred Stock if Magnum Hunter’s common shares average trading price equaled or exceeded $4.74 per share for five consecutive trading days. The Company’s common share average trading price per share met these criteria as of May 14, 2010.

 Under the terms of the redemption, the Company converted 1,000,000 shares of Series “B” Preferred Stock into restricted common stock and the remaining 3,000,000 shares of Series “B” Preferred Stock were redeemed for $3.75 per share in cash plus accrued unpaid dividends on June 7, 2010. As a result, all outstanding shares of the Series “B” Preferred Stock have been completely extinguished. The Series “B” Preferred Stock was issued to the three senior bank lenders to Triad Energy Corporation and affiliates (collectively, “Triad”) at the final closing on the acquisition of Triad by the Company on February 12, 2010. Under the terms of the Certificate of Designation of the Series “B” Preferred Stock, Magnum Hunter is under no obligation to register the newly issued restricted common shares.

 Management Comments

 Mr. Ron Ormand, Executive Vice President and CFO of Magnum Hunter Resources commented: “The redemption of our Series “B” Convertible Preferred stock is one more step in our continuing effort to simplify and strengthen our balance sheet, while at the same time, reduce the potential dilution to our common shareholders from the conversion of the Series “B” Convertible Preferred Stock. The substantially improved liquidity position of the Company has allowed us to undertake the Series “B” stock redemption at this time which is similar to a stock buy-back. As a result of Magnum Hunter’s redemption of the Series “B” Preferred Stock completed yesterday and the Company’s successful capital raising efforts to-date, our balance sheet at June 30, 2010 will reflect significantly improved liquidity and leverage ratios.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States. The Company is presently active in three of the “big four” emerging unconventional shale plays in the United States. For more information, please view our website at www.magnumhunterresources.com

Forward-Looking Statements

This press release contains statements concerning Magnum Hunter Resources Corporation’s expectations, beliefs, plans, intentions, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements and others contained in this presentation that are not historical are “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended(the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995(the “Litigation Reform Act”). Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “may”, “objective”, “plan”, “potential”, “predict”, “projection”, “should”, “will”, or other similar words. Such forward-looking statements relate to, among other things (1) the Company’s proposed exploration and drilling operations on its various properties, (2) the expected production and revenue from its various properties, (3) the Company’s proposed redirection as an operator of certain properties, and (4) estimates regarding the reserve potential of its various properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance the continued exploration, drilling and operation of its various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its various properties, (3) the general risks associated with oil and gas exploration, development and operations, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the period ended December 31, 2009 filed on March 31, 2010, and the Company’s Quarterly Reports on Form 10-Q for the for the quarters ending June 30, 2009, September 30, 2009 and March 31, 2010, filed on August 14, 2009, November 16, 200 and may 17, 2010, respectively. Magnum Hunter Resources Corporation cautions readers not to place undue reliance on any forward-looking statements. Magnum Hunter Resources Corporation does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Contact:  M. Bradley Davis
Senior Vice President of Capital Markets
bdavis@magnumhunterresources.com
(832) 203-4545